                                                                                                                                                                                                                               Exhibit 99.2

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SELECTED UNAUDITED FINANCIAL DATA

(in millions, except per share amounts)

	For the Nine Months Ended September 30, 2003
	As Adjusted		As Reported
	First Quarter(1)	Second Quarter(2)	Third Quarter(3)	Year to Date
Operating results
Revenues	$ 5,255	$ 5,302	$ 5,239	$ 15,796
Cost of revenues	4,680	4,589	4,691	13,960
Operating income	60	207	76	343
Other income (expense)	(60)	(70)	(57)	(187)
Provision for income taxes	(2)	48	20	66
Income (loss) from continuing operations	2	89	(1)	90
Cumulative effect of changes in accounting	(1,432)	-	-	(1,432)
Net income (loss)	(1,431)	88	(1)	(1,344)

Per share data
Basic earnings per share of common stock:
Net income (loss)	$ (3.00)	$ 0.18	$ -	$ (2.81)
Diluted earnings per share of common stock:
Net income (loss)	(2.95)	0.18	-	(2.76)

Weighted average shares outstanding
Basic	477	478	479	478
Diluted	485	487	479	487

As of
As Reported	As Adjusted
December 31, 2002	January 1, 2003	March 31, 2003	June 30, 2003

Financial position
Accounts receivable and unbilled revenue, net	$ 6,435	$ 3,546	$ 3,372	$ 3,327
Deferred contract costs, net	-	1,094	1,142	1,257
Total assets	18,880	17,551	17,298	19,180
Accounts payable and accrued liabilities	3,674	3,825	3,767	3,705
Deferred revenue	830	1,240	1,157	1,152
Minority interests and other long-term liabilities	417	456	434	371
Shareholders' equity	7,022	5,530	5,586	5,790
Total liabilities and shareholders' equity	18,880	17,551	17,298	19,180

(1)	First quarter 2003 results include a $1 million after-tax loss from discontinued operations, a $48 million pre-tax CEO severance charge, a $1,415 million after-tax cumulative accounting adjustment related to the adoption of EITF 00-21 and a $17 million after-tax cumulative accounting adjustment related to the adoption of SFAS No. 143.

(2)	Second quarter 2003 results include a $1 million after-tax loss from discontinued operations and a $98 million pre-tax credit reversing a portion of charges taken in 2002 related to the MCI bankruptcy.

(3)	Third quarter 2003 results include a $159 million pre-tax charge related to the Company's 2003 restructuring initiative and a $139 million pre-tax gain related to the sale of the Credit Union Industry Group.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

(in millions, except per share amounts)

For the Year Ended December 31, 2002
First Quarter(1)	Second Quarter(2)	Third Quarter(3)	Fourth Quarter(4)	Year
Pro forma operating results
Revenues	$ 4,913	$ 5,010	$ 4,957	$ 5,396	$ 20,276
Cost of revenues	4,133	4,414	4,474	4,526	17,547
Operating income	326	144	(6)	379	843
Other income (expense)	(64)	(63)	(116)	(114)	(357)
Provision for income taxes	72	22	(34)	75	135
Income (loss) from continuing operations	190	59	(88)	190	351
Cumulative effect of changes in accounting	-	-	-	-	-
Net income (loss)	197	66	(105)	302	460

Pro forma per share data
Basic earnings per share of common stock:
Net income (loss)	$ 0.41	$ 0.14	$ (0.22)	$ 0.63	$ 0.96
Diluted earnings per share of common stock:
Net income (loss)	0.40	0.13	(0.22)	0.63	0.94

Weighted average shares outstanding
Basic	480	481	480	477	479
Diluted	493	490	480	483	489

For the Year Ended December 31, 2001
First Quarter(5)	Second Quarter(6)	Third Quarter(7)	Fourth Quarter(8)	Year

Pro forma operating results
Revenues	$ 4,816	$ 4,750	$ 5,089	$ 5,389	$ 20,044
Cost of revenues	3,955	3,966	4,279	4,483	16,683
Operating income	399	336	202	415	1,352
Other income (expense)	291	(29)	(97)	(52)	113
Provision for income taxes	244	104	67	127	542
Income from continuing operations	446	203	38	236	923
Cumulative effect of changes in accounting	(24)	-	-	-	(24)
Net income	429	212	49	242	932

Pro forma per share data
Basic earnings per share of common stock:
Net income	$ 0.92	$ 0.45	$ 0.10	$ 0.51	$ 1.98
Diluted earnings per share of common stock:
Net income	0.89	0.44	0.10	0.49	1.93

Weighted average shares outstanding
Basic	466	468	471	475	470
Diluted	479	482	486	491	484

Refer to the following page for accompanying notes to the selected unaudited pro forma financial data.

(1)	First quarter 2002 results include $7 million after-tax income from discontinued operations.
(2)

Second quarter 2002 results include $7 million after-tax income from discontinued operations and $101 million pre-tax reserves and asset writedowns associated with the bankruptcy of MCI (formerly known as WorldCom).

(3)	Third quarter 2002 results include a $17 million after-tax loss from discontinued operations and $105 million pre-tax reserves associated with the bankruptcies of MCI and U.S. Airways.
(4)

Fourth quarter 2002 results include $112 million after-tax income from discontinued operations, $3 million pre-tax restructuring credits and $26 million pre-tax reserves and asset writedowns associated with the bankruptcies of MCI and United Airlines.

(5)

First quarter 2001 results include $7 million after-tax income from discontinued operations, $40 million pre-tax amortization expense related to goodwill and other intangible assets no longer amortized, a $315 million pre-tax gain resulting from the reclassification of certain available-for-sale securities to the trading securities classification and a $24 million after-tax cumulative accounting adjustment related to the adoption of SFAS No. 133.

(6)

Second quarter 2001 results include $9 million after-tax income from discontinued operations and $43 million pre-tax amortization expense related to goodwill and other intangible assets no longer amortized.

(7)

Third quarter 2001 results include $11 million after-tax income from discontinued operations, $141 million pre-tax acquired in-process research and development and other acquisition-related costs and $45 million pre-tax amortization expense related to goodwill and other intangible assets no longer amortized.

(8)

Fourth quarter 2001 results include $6 million after-tax income from discontinued operations, $3 million pre-tax acquired in-process research and development and other acquisition-related costs, $15 million pre-tax restructuring credits and $45 million pre-tax amortization expense related to goodwill and other intangible assets no longer amortized.